Exhibit 21.1

REYNOLDS AMERICAN INC. SUBSIDIARIES

(As of 1/29/2013)

Name of Entity	Place of Incorporation
American Snuff Company, LLC	Delaware
Conwood Holdings, Inc.	Delaware
Niconovum AB	Sweden
Niconovum USA, Inc.	North Carolina
Northern Brands International, Inc.	Delaware
R. J. Reynolds Global Products, Inc.	Delaware
R.J. Reynolds Tobacco B.V.	Netherlands
R.J. Reynolds Tobacco (CI), Co.	Cayman Islands
R.J. Reynolds Tobacco Co.	Delaware
R. J. Reynolds Tobacco Company	North Carolina
R.J. Reynolds Tobacco C.V.	Netherlands
R.J. Reynolds Tobacco Holdings, Inc.	Delaware
R. J. Reynolds Tobacco International, Inc.	Delaware
R. J. Reynolds Vapor Company	North Carolina
Reynolds Asia – Pacific Limited	Hong Kong
Reynolds Finance Company	Delaware
Reynolds Innovations Inc.	North Carolina
Reynolds International Holdings B.V.	Netherlands
Reynolds Technologies, Inc.	Delaware
RAI International, Inc.	Delaware
RAI Services Company	North Carolina
RJR Realty Relocation Services, Inc.	North Carolina
Rosswil LLC	Delaware
Santa Fe Natural Tobacco Company: Germany GmbH	Germany
Santa Fe Natural Tobacco Company, Inc.	New Mexico
Santa Fe Natural Tobacco Company Italy S.r.L.	Italy
Santa Fe Natural Tobacco Company Japan K.K.	Japan
S.F. Imports, Inc.	Delaware
SFR Tobacco International GmbH	Switzerland